EXHIBIT 10.3

Career Education Corporation

2008 Incentive Compensation Plan

Cover Page to Restricted Stock Agreement

(The Restricted Stock Agreement is attached hereto)

Pursuant and subject to the Career Education Corporation 2008 Incentive Compensation Plan (the “Plan”) and the attached Restricted Stock Agreement, the Committee has awarded the Grantee named below shares of restricted common stock of Career Education Corporation (“Restricted Shares”) as follows:

Name of Grantee: Gary McCullough

Grant Date:

Total Number of Restricted Shares Granted and

Available for Vesting Under This Award:

Understanding This Award
Time-Vesting Shares
Performance- and Time-Vesting Shares
Restricted Shares Available for Vesting

By executing below, the Grantee hereby acknowledges, (1) receipt of a true copy of the Restricted Stock Agreement; (2) that the Grantee has read the Restricted Stock Agreement and the Plan carefully, and fully understands their contents; (3) that the Grantee accepts the award of Restricted Shares; and (4) the Grantee agrees to be bound by the terms and conditions of the Restricted Stock Agreement and the Plan. Grantee further acknowledges and understands that the Restricted Shares that are Performance-Vesting are issued on the Grant Date at the maximum number of Restricted Shares that would vest if Performance is met.

IN WITNESS WHEREOF, as of the Grant Date the Company and the Grantee hereby agree to be bound by the terms and conditions of the Restricted Stock Agreement and the Plan.

CAREER EDUCATION CORPORATION	GRANTEE
By:	By:
Name:		Gary McCullough
Title:

Please sign and return your signed copy of this cover page to the Restricted Stock Agreement by             , to              at CEC Campus Support via pdf to              or fax to             . Failure to do so will result in forfeiture of the award. Please retain a copy of this signed cover page; the remainder of the Restricted Stock Agreement is for your records and does not need to be returned.

CAREER EDUCATION CORPORATION

2008 INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

In accordance with and subject to the terms of the Career Education Corporation 2008 Incentive Compensation Plan (the “Plan”) and this Agreement, the Committee granted to the person named as grantee (the “Grantee”), on the cover page attached to this Restricted Stock Agreement (the “Cover Page”) an award of shares of Restricted Shares of the Career Education Corporation (the “Company”) (the Cover Page and this Restricted Stock Agreement hereinafter referred to as the “Agreement”).

To evidence such award and to set forth its terms, the Company and the Grantee agree as follows. All capitalized terms not otherwise defined in the Agreement shall have the meaning set forth in the Plan.

1. Grant of Restricted Shares. Subject to and upon the terms and conditions set forth in this Agreement and the Plan, the Committee granted to the Grantee the number of shares of Restricted Shares set forth on the Cover Page (the “Restricted Shares”), effective as of the grant date set forth on the Cover Page (the “Grant Date”), and the Grantee hereby accepts the grant of the Restricted Shares on a restricted basis, as set forth herein.

2. Limitations on Transferability. At any time prior to vesting in accordance with Paragraph 3 or 4, the Restricted Shares, or any interest therein, cannot be directly or indirectly transferred, sold, assigned, pledged, hypothecated, encumbered or otherwise disposed.

3. Dates of Vesting. Subject to the provisions of Paragraphs 4 and 5 of this Agreement, the Restricted Shares shall cease to be restricted and shall become non-forfeitable (thereafter being referred to as “Vested Shares”) on the dates (each, a “Vesting Date”) as follows:

(a) the portion of the Restricted Shares designated as “Time-Vesting Shares” on the Cover Page (“Time-Vesting Shares”) shall become Vested Shares on the third anniversary of the Grant Date.

(b) provided that the performance criteria specified on Exhibit A hereto have been satisfied, the portion of the Restricted Shares designated as “Performance- and Time-Vesting Shares” on the Cover Page (“Performance-Vesting Shares”) shall become Vested Shares as of the third anniversary of the Grant Date, but only to the extent and in the proportion that such performance criteria have been satisfied as determined in the sole and complete discretion of the Compensation Committee as described below.

Notwithstanding the foregoing, and subject to Paragraphs 4 and 5 below, in the event that the Grantee incurs a Termination of Service prior to any Vesting Date, any Restricted Shares that were unvested at the date of such Termination of Service shall be immediately forfeited to the Company.

Any shares of Performance-Vesting Shares that do not become Vested Shares on the third anniversary of the Grant Date as a result of a failure to fully satisfy the applicable performance criteria shall be forfeited to the Company. The Committee shall have full discretion and authority to determine whether and to what extent such performance criteria have been satisfied, and the determination of the Committee shall be final and binding on the Grantee, the Company and all other interested persons.

4. Termination of Service. Subject to Paragraph 5 below, the provisions of this Paragraph 4 shall apply in the event the Grantee incurs a Termination of Service at any time prior to the applicable Vesting Date set forth in Paragraph 3:

(a) If the Grantee incurs a Termination of Service because of his or her death or Disability, the number of Restricted Shares that will vest based on the such Termination of Service shall be equal to the result of the following formula:

A x (B/1095)

Where:

A =	The number of Restricted Shares; and
B =	The number of days elapsing between the Grant Date and the date of the Grantee’s Termination of Service.

(b) Any fractional shares that vest pursuant to the foregoing formula shall be rounded up to the nearest whole share. The Grantee shall immediately own the Vested Shares free of all restrictions otherwise imposed by this Agreement except for Vested Shares used to satisfy the tax withholding obligations set forth in Section 25 of this Agreement or otherwise required by any taxing authority.

(c) To the extent the Grantee incurs a Termination of Service for any reason other than his or her death or Disability, any then outstanding Restricted Shares that had not become Vested Shares prior to the date of the Termination of Service shall be immediately forfeited to the Company.

5. Change in Control. In the event the Grantee incurs an involuntary Termination of Service at any time prior to Vesting Date but at the time of or within two (2) years following a Change in Control, the number of Restricted Shares that become Vested Shares shall be equal to the result of the following formula:

C x (D/1095)

Where:

C =	The number of Restricted Shares; and
D =	The number of days elapsing between the Grant Date and the date of the Grantee’s Termination of Service.

Any fractional shares that vest pursuant to the foregoing formula shall be rounded up to the nearest whole share.

Any Restricted Shares that do not become Vested Shares in the event the Grantee incurs and involuntary Termination of Service at the time of or within two (2) years following a Change in Control shall be immediately forfeited to the Company. The Grantee shall immediately own the Vested Shares free of all restrictions otherwise imposed by this Agreement except for Vested Shares used to satisfy the tax withholding obligations set forth in Section 25 of this Agreement or otherwise required by any taxing authority.

6. Stock Issuance, Restrictions and Escrow. The Company, in its sole discretion, shall either (a) credit the Restricted Shares to the Grantee in a book entry on the records kept by the Company’s stockholder record keeper, or (b) cause to be issued certificates for Restricted Shares. To the extent the Restricted Shares are credited pursuant to clause (a) of the preceding sentence, then any outstanding Restricted Shares shall be subject to restrictions on transfer until, and to the extent, such Restricted Shares become Vested Shares pursuant to Paragraph 3, 4 or 5 above. To the extent certificates for the Restricted Shares are issued pursuant to clause (b) above, such certificates shall be held in escrow by the Company until, and to the extent, such Restricted Shares shall become Vested Shares pursuant to Paragraph 3, 4 or 5 above. To the extent any such Restricted Shares fail to become Vested Shares pursuant to Paragraph 3, 4 or 5 above, the Company shall cancel any portion of the Restricted Shares forfeited by the Grantee pursuant to the terms of the Plan or this Agreement. The Company shall release the restrictions upon the remaining Vested Shares in the book entry records, or release the related certificates, together with any assets or securities held in escrow hereunder, from escrow, as applicable, in each case resulting in the release of any Vested Shares to the Grantee.

7. Liability of Company. The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and transfer of any Shares pursuant to this Agreement shall relieve the Company of any liability with respect to the non-issuance or transfer of the Shares as to which such approval shall not have been obtained. However, the Company shall use its best efforts to obtain all such approvals.

8. Adjustment in Restricted Shares. The Committee may make or provide for such adjustments as provided for in Section 4.2 of the Plan.

9. Plan Amendment. No discontinuation, modification, or amendment of the Plan may, without the written consent of the Grantee, adversely affect the rights of the Grantee under this Agreement, except as otherwise provided under the Plan. This Agreement may be amended as provided under the Plan, but no such amendment shall adversely affect the Grantee’s rights under the Agreement without the Grantee’s written consent, unless otherwise permitted by the Plan.

10. Stockholder Rights. The Grantee shall be entitled to receive any dividends that become payable on or after the Grant Date with respect to the Restricted Shares and Vested Shares; provided, however, that no dividends shall be payable (a) with respect to the Restricted Shares on account of record dates occurring prior to the Grant Date, and (b) with respect to forfeited Restricted Shares on account of record dates occurring on or after the date of such forfeiture. The Grantee shall be entitled to vote the Restricted Shares on or after the Grant Date to the same extent as would have been applicable to the Grantee if the Restricted Shares had then been Vested Shares; provided, however, that the Grantee shall not be entitled to vote (a) the Restricted Shares on account of record dates occurring prior to the Grant Date, and (b) with respect to forfeited Restricted Shares on account of record dates occurring on or after the date of such forfeiture.

11. Employment Rights. This Agreement is not a contract of employment, and the terms of employment of the Grantee or other relationship of the Grantee with the Company shall not be affected in any way by this Agreement except as specifically provided herein. The execution of this Agreement shall not be construed as conferring any legal rights upon the Grantee for a continuation of an employment or other relationship with the Company, nor shall it interfere with the right of the Company to discharge the Grantee and to treat him or her without regard to the effect which such treatment might have upon him or her as a Grantee.

12. Disclosure Rights. Except as required by applicable law, the Company (or any of its affiliates) shall not have any duty or obligation to disclose affirmatively to a record or beneficial holder of Common Stock, Restricted Shares or Vested Shares, and such holder shall have no right to be advised of, any material information regarding the Company at any time prior to, upon or in connection with receipt of the Shares.

13. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware (other than its laws respecting choice of law).

14. Compliance with Laws and Regulations. Notwithstanding anything herein to the contrary, the Company shall not be obligated to either (a) cause to be issued or delivered any certificates for Restricted Shares or Vested Shares, or (b) credit a book entry related to the Restricted Shares or Vested Shares to be entered on the records of the Company’s stockholder record keeper, unless and until the Company is advised by its counsel that such issuance and delivery of such certificates or entry on the records, as applicable, is in compliance with all applicable laws, regulations of governmental authority, and the requirements of any exchange upon which Shares are traded. The Company may require, as a condition of such issuance and delivery of such certificates or entry on the records, as applicable, and in order to ensure compliance with such laws, regulations and requirements, that the Grantee make such covenants, agreements, and representations as the Company, in its sole discretion, considers necessary or desirable.

15. Successors and Assigns. Except as otherwise expressly set forth in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the succeeding administrators, heirs and legal representatives of the Grantee and the successors and assigns of the Company.

16. No Limitation on Rights of the Company. This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise make changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

17. Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the Grantee, to the address appearing on the records of the Company. Such communication or notice shall be delivered personally or sent by certified, registered, or express mail, postage prepaid, return receipt requested, or by a reputable overnight delivery service. Any such notice shall be deemed given when received by the intended recipient. Notwithstanding the foregoing, any notice required or permitted hereunder from the Company to the Grantee may be made by electronic means, including by electronic mail to the Company-maintained electronic mailbox of the Grantee, and the Grantee hereby consents to receive such notice by electronic delivery. To the extent permitted in an electronically delivered notice described in the previous sentence, the Grantee shall be permitted to respond to such notice or communication by way of a responsive electronic communication, including by electronic mail.

18. Construction. Notwithstanding any other provision of this Agreement, this Agreement is made and the Shares are granted pursuant to the Plan and are in all respects limited by and subject to the express provisions of the Plan, as amended from time to time. To the extent any provision of this Agreement is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. The interpretation and construction by the Committee of the Plan, this Agreement and any such rules and regulations adopted by the Committee for purposes of administering the Plan, shall be final and binding upon the Grantee and all other persons.

19. Entire Agreement. This Agreement, together with the Plan, constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to this transaction.

20. Amendment. Any amendment to this Agreement shall be in writing and signed by the Company and the Grantee.

21. Waiver; Cumulative Rights. The failure or delay of either party to require performance by the other party of any provision hereof shall not affect its right to require performance of such provision unless and until such performance has been waived in writing. Each and every right hereunder is cumulative and may be exercised in part or in whole from time to time.

22. Counterparts. This Agreement may be signed in two counterparts, each of which shall be an original, but both of which shall constitute but one and the same instrument.

23. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24. Severability. If any provision of this Agreement shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

25. Tax Consequences. The Grantee acknowledges and agrees that the Grantee is responsible for all taxes and tax consequences with respect to the grant of the Restricted Shares or the lapse of restrictions otherwise imposed by this Agreement. The Grantee further acknowledges that it is the Grantee’s responsibility to obtain any advice that the Grantee deems necessary or appropriate with respect to any and all tax matters that may exist as a result of the grant of the Restricted Shares or the lapse of restrictions otherwise imposed by this Agreement. Notwithstanding any other provision of this Agreement, the Restricted Shares, together with any other assets or securities held in escrow hereunder, shall not be released to the Grantee unless, as provided in Section 17 of the Plan, the Grantee shall have paid to the Company, or made arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to the grant of the Restricted Shares or the lapse of restrictions otherwise imposed by this Agreement.

26. Receipt of Plan. The Grantee acknowledges receipt of a copy of the Plan, and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the Restricted Shares subject to all the terms and provisions of this Agreement and of the Plan. The Shares are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Restricted Shares shall in all respects be interpreted in accordance with the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretation and determination shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

27. Restrictive Covenants. In consideration of receiving the Restricted Shares hereunder, and as a term and condition of the Grantee’s employment with the Company, the Grantee agrees to adhere to, and be bound by, the following restrictions. The Grantee hereby acknowledges that the Grantee’s job responsibilities give the Grantee access to confidential and proprietary information belonging to the Company and/or its subsidiaries, and that this and other confidential information to which the Grantee has access would be of value, and provide an unfair advantage, to a competitor in competing against the Company or its subsidiaries in any of the markets in which the Company or its subsidiaries maintains schools, provides on-line education classes or otherwise conducts business. The Grantee further acknowledges that the following restrictions will not cause the Grantee undue hardship. Consequently, the Grantee agrees that the restrictions below (the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s and/or its subsidiaries’ legitimate business interests.

During the Grantee’s employment with the Company and/or any of its subsidiaries and continuing thereafter for the post-termination periods specified below, the Grantee will not, in any way, directly or indirectly, either for the Grantee or any other person or entity, whether paid or unpaid:

(a) For twelve (12) months following Grantee’s voluntary resignation from Grantee’s employment with the Company or Grantee’s termination from employment by the Company for Cause, accept employment with, own, manage, operate, consult or provide expert services to any person or entity that competes with the Company or any of its subsidiaries in any capacity that involves any responsibilities or activities involving or relating to any Competing Educational Service, as defined herein. “Competing Educational Service” means any educational service that competes with the educational services provided by the Company and/or any of its subsidiaries, including but not limited to coursework in the areas of visual communication and design technologies; information technology; business studies; culinary arts; and health education, or any education service. The Grantee hereby acknowledges that the following organizations, among others, provide Competing Educational Services and, should the Grantee accept employment with, own, manage, operate, consult or provide expert services to any of these organizations, it would inevitably require the use and/or disclosure of confidential information belonging to the Company and/or its subsidiaries and would provide such organizations with an unfair business advantage over the Company: DeVry Inc., Kaplan, Inc., Apollo Group Inc., Education Management LLC, Embanet Corporation, Capella Education Company, ITT Educational Services, Inc., Corinthian Colleges, Inc., Laureate Education, Inc. and Strayer Education, Inc. and each of their respective subsidiaries, affiliates and successors. The Grantee further acknowledges that the Company and/or its subsidiaries provide career-oriented education through physical and web-based virtual campuses throughout the world and, therefore, it is impracticable to identify a limited, specific geographical scope for this Restrictive Covenant. For avoidance of doubt, in the event the Grantee is involuntarily terminated from employment with the Company other than for Cause, the Grantee will not be subject to any post-termination noncompete restriction under this clause Section 27(a).

(b) For twelve (12) months following Grantee’s termination of employment with the Company for any reason, solicit, attempt to solicit, assist with the solicitation of, direct another to solicit, or otherwise entice any employee of the Company or any of its subsidiaries to leave his/her employment.

Should the Grantee breach the terms of these Restrictive Covenants, the Company reserves the right to enforce the terms herein in court and seek any and all remedies available to it in equity and law, and the Grantee agrees to pay the Company’s attorneys’ fees and costs should it succeed on its claim(s). Further, should the Grantee breach the terms of these Restrictive Covenants, the Grantee will forfeit any right to the Restricted Shares received hereunder, subject to the terms and conditions of the applicable Plan, and the Grantee agrees to pay the Company’s attorneys’ fees and costs incurred in recovering such Restricted Shares.

It is the intention of the Grantee and the Company that in the event any of the covenants contained in these Restrictive Covenants are determined to be unreasonable and/or unenforceable with respect to scope, time or geographical coverage, the Grantee and the Company agree that such covenants may be modified and narrowed by a court, so as to provide the maximum legally enforceable protection of the Company’s and any of its subsidiaries’ interests as described in this Agreement.

28. Condition to Return Signed Agreement. This Agreement shall be null and void unless the Grantee signs, dates, and returns this Agreement to the Company on or before             .

IN WITNESS WHEREOF, the parties hereto have acknowledged their rights and obligations under this Agreement as of the Grant Date, by signing the Cover Page.

Exhibit A

Performance Criteria

So long as the Company achieves Operating Income for the three-year period 2011-2013 of at least $150,000,000.00, then one hundred percent (100%) the Performance-Vesting Shares shall be eligible to become Vested Shares, subject to Paragraph 3 of the Agreement. For this purpose, “Operating Income” means the aggregate of (a) the earnings of the Company for such three-year period as reported on the Company’s Forms 10-K for the year ending December 31, 2013 (prepared in accordance with the generally accepted accounting principles of the U.S), and (b) the amounts paid pursuant to the Career Education Corporation Annual Incentive Award Program and the Annual Incentive Award Program for Key Executives, in each case for the three-year period 2011-2013, as from time to time established under the Plan.